Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 21, 2012, relating to the financial statements and financial highlights which appear in the June 30, 2012 Annual Report to Shareholders of the Meridian Equity Income Fund, Meridian Growth Fund, and Meridian Value Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Independent Registered Public Accounting Firm,” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

San Francisco, California

October 26, 2012